Exhibit 10.12

CONSULTING AGREEMENT

THIS AGREEMENT made as of March 15, 2010 (the “Effective Date”),

BETWEEN:	SECURITIES COMPLIANCE INC., a Nevada corporation, having its offices located at 439 W. Plumb Lane, Reno NV 89509, (“SCI” ),

AND:	MARK SMITH, an individual, of 439 W. Plumb Lane, Reno, Nevada 89509, (“Smith”) jointly and severally referred to hereto as “Consultant”,

AND:	ENTERTAINMENTXPRESS, INC., a California corporation, having its offices located at 700 Larkspur Landing Circle, Suite 199 Larkspur, Ca 94939, (“EX” or the “Company”)

RECITALS:

A.	WHEREAS, EX wishes to retain Smith to serve as its Chief Financial Officer, to assist EX in going public through a share exchange transaction and to manage its public company, corporate and financial business operations (the “Designated Services”); and

B.	WHEREAS, Smith has certain know-how, expertise and a network of professional and investment banking contacts as may be required to achieve the Company’s objectives; and

C.	WHEREAS, SCI is a personal services corporation wholly owned by Smith.

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EX, SCI and Smith hereby agree as follows:

Article I. ENGAGEMENT AND SERVICES

1.1	Scope of Engagement.

Subject to the terms and conditions herein contained, Smith will serve as Chief Financial Officer of EX or, subject to Section 1.04 hereto, in a position reporting directly to the Chief Executive Officer of EX, which services shall include, but are not limited to, the Designated Services. The parties specifically acknowledge and agree that formal changes of the Designated Services, as contained in this Agreement, will be at the sole discretion of the Board of Directors of EX, not to include the vote of Smith should he be a member of the Board of Directors of EX.

1.2	Performance of Designated Services.

(a)	The manner in which Designated Services are to be performed and the specific hours to be worked by Smith shall be determined by Smith, provided that Smith shall work as many hours as may be reasonably necessary to fulfill Smith’s obligations under this Agreement and Smith shall regularly consult with Company as regards fulfilling the Company’s objectives.

(b)	Smith will familiarize himself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company.

(c)	The Company acknowledges that Consultant is in the business of providing financial and corporate consulting advice to others and that Consultant’s services shall not be exclusive to Company and without limitation, during the term of this Agreement, nothing herein contained shall be construed to limit or restrict Consultant in conducting such business with others, or in rendering such advice to others nor from engaging in any other activity whether for gain, profit or other pecuniary advantage.

1.3	Expenses.

In addition to the compensation described in Article II herein, the Company shall reimburse Smith for the actual and reasonable out-of-pocket expenses incurred by Smith in connection with the performance of Designated Services hereunder. Smith will be reimbursed for all traveling and other out-of-pocket expenses actually and properly incurred by Smith in connection with the duties hereunder, including but not limited to, travel, accommodations, meals and entertainment. Company specifically agrees to reimburse Smith for Smith’s cellular phone usage. For all such expenses, Smith will furnish to EX statements and vouchers.

1.4	Term of Service.

(a)	The term of this Agreement will commence on the Effective Date and will terminate on its on accord on that date which is One (1) year from the Effective Date and this shall constitute the “Initial Term” of the Agreement. Subsequent to the Initial Term, the Agreement shall automatically renew for one or more One (1) year periods, each such renewal an “Extension”, unless either party has provided the other written notice prior to the end of the Initial Term or Extension then in effect that the Agreement shall not renew. The end date of the Initial Term and of each Extension shall be the “Termination Date”.

(b)	Either the Company or Consultant may terminate this Agreement prior to a Termination Date (an “Early Termination”) with or without cause by the giving of a Thirty (30) day written notice, at the end of which period the Agreement shall terminate (the “Early Termination Date”). The Company may effect an Early Termination at any time for Cause (as that term is defined herein) immediately upon written notice.

(c)

“Cause” shall mean: (i) conviction of Smith for any felony involving moral turpitude, dishonesty or fraud which materially harms the Company; or (ii) a knowing, intentional and material breach of any agreement between the Company and SCI including this Agreement (other than as result of an action of the Company). Cause shall not include any act or omission that Smith believed in good faith at the time was not illegal after reasonable inquiry; it shall be deemed reasonable and in good faith for Smith to rely on advice of the Company’s legal counsel with respect to legal issues, and the Company’s public accountants and auditors with respect to accounting, auditing and tax issues.

Article II. COMPENSATION

2.1	Base Compensation.

(a)	The Company agrees to pay SCI an “Engagement Fee” of Five Thousand dollars ($5,000) per month through the earlier of the following events (each a “Trigger Event”) at which time the Engagement Fee shall be increased as set forth below:

(i)	if subsequent to the Effective Date the Company or its successor-in-interest or assignee or consolidating entity has received a cumulative minimum of Seven Hundred Fifty Thousand dollars ($750,000) in gross debt, debt like, equity or equity like financing, the Engagement Fee shall increase to Eight Thousand dollars ($8,000) per month; or

(ii)	if subsequent to the Effective Date the Company or its successor-in-interest or assignee or consolidating entity has received a cumulative minimum of One Million dollars ($1,000,000) in gross debt, debt like, equity or equity like financing the Engagement Fee shall increase to Ten Thousand dollars ($10,000) per month, or

(iii)	at July 1, 2010, the Engagement Fee shall increase to Ten Thousand dollars ($10,000) per month, or

(iv)	if the highest paid officer or employee of the Company (the “Highest Paid Employee”) is paid a cash compensation exceeding Ten Thousand dollars ($10,000) per month the Engagement Fee shall be increased to an amount equal to the lesser of Ninety percent (90%) of the amount paid to the Highest Paid Employee or Fifteen Thousand dollars.

(b)	Section 1.04 hereof notwithstanding, the Engagement Fee shall be payable every first day of each Thirty (30) day period, beginning on the Effective Date, during the term of the Agreement and any Extension. Any increase in the Engagement Fee shall be paid pro-rata from the date on which a Trigger Event occurs.

(c)	Upon the execution of this Agreement the Company shall pay to SCI Two Thousand Five Hundred dollars ($2,500) constituting payment of the minimum Engagement Fee pursuant to Section 2.01(a) herein for the period from March 15, 2010 through March 31, 2010.

2.2	Material Inducement Fees.

As material inducement for Smith to enter into this Agreement and to join EX as its Chief Financial Officer, the Company shall issue to Smith or his assignees the following securities of the Company subject to the terms and conditions set forth below:

(a)	Five Hundred Thousand (500,000) shares of no par value Class A common stock (the “Base Shares”) valued at $0.0063 per share or an aggregate value of Three Thousand One Hundred and Fifty dollars ($3,150) to be issued fully paid and non-assessable as of the Effective Date and to be held in trust by the Company’s legal counsel until such time as the Base Shares are vested which date will be December 10, 2010 at which time they will be delivered to Smith or his assignees.

(b)	Two Hundred Fifty Thousand (250,000) Shares of no par value Class A common stock (the “Bonus Shares”) valued at $0.0063 per share or an aggregate value of One Thousand Five Hundred and Seventy-Five dollars ($1,575) to be issued fully paid and non-assessable as of the Effective Date and to be held in trust by the Company’s legal counsel until such time as the Company, subsequent to the Effective Date, has received a minimum cumulative gross amount of Three Million dollars ($3,000,000) in debt, debt like, equity, or equity like financing (the “Trigger Event”) at which time they will be delivered to Smith or his assignees. If on or before December 10, 2010 Smith is removed as Chief Financial Officer of the Company or any successor-in-interest, assignee or consolidating entity of the Company and Smith shall terminate this Agreement, or if prior to December 10, 2010 this Agreement is terminated by the Company for any reason whatsoever, then, notwithstanding any other terms or conditions of this Agreement, this Section 2.02(b) shall survive any such Early Termination and Smith shall be entitled to receive the Bonus Shares upon the occurrence of the Trigger Event.

(c)	Smith shall instruct the Company’s counsel as to the names and amounts in which to issue stock ownership certificates.

(d)	Smith shall receive stock options of the Company or its successor-in-interest or assignee or consolidating entity in the amount and under the same terms and conditions as other named officers of the Company.

2.3	Changes in Common Stock.

If at any time there is capital reorganization, reclassification or change of outstanding shares (other than change in the par value thereof) of the Company or an event of any consolidation, merger or amalgamation of the Company with or into any other corporation, or in the event of any sale of the property of the Company as or substantially as an entirety, Smith will have the right to receive the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale which other holders of no par value Class A common stock receive as a result of such event.

2.4	Other Compensation.

During the term of this agreement Smith shall be entitled to similar benefits as are generally available to other employees of EX. At his sole option Smith may opt out of any Company medical insurance plan and receive reimbursement for medical insurance coverage as maintained by Smith outside of EX in an amount equal to that which would be paid by EX to cover Smith under the Company’s medical insurance plan.

Article III. COVENANTS AND REPRESENTATIONS OF SCI

3.1	Service.

Subject to Sections 1.02, 1.03 and 1.05 herein and timely delivery of all compensation due Consultant as set forth under Article II herein, Smith shall devote his time, attention and ability to the business of Company and will well and faithfully serve Company and will use his best efforts to promote the interests of Company.

3.2	Independent Contractor.

Consultant shall at all times during the performance of Designated Services hereunder be an independent contractor, maintaining sole and exclusive control over his business and operations. At no time will Consultant or its employees or subcontractors hold themselves out to be the agent, employee, lessee, sub lessee, partner or joint venturer of Company. Neither party hereto shall have the express or implied right or authority to assume or create any obligation on behalf of or in the name of the other party, or to bind the other party in regard to any contract, agreement or undertaking with any third party. In the performance of all services hereunder Consultant shall comply with all applicable laws and regulations.

3.3	Return of Property.

Upon any termination of this Agreement, Consultant will at once deliver or cause to be delivered to Company all books, documents, money, securities, and records of Confidential Information (as defined in Section 5.02 herein) or copies thereto belonging to Company or for which Company is liable to others, which is in the possession, charge, control or custody of Consultant.

Article IV. COVENANTS AND REPRESENTATIONS OF COMPANY

4.1	Authorized Agreement.

The Company represents and warrants to Consultant that this Agreement has been duly authorized, executed and delivered by the Company, and, assuming due execution by Consultant, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

4.2	Indemnification and Contribution.

(a)

The Company agrees to indemnify and hold harmless Consultant and, its officers, directors, partners, employees, agents, and counsel, and each person, if any, who controls Consultant within the meaning of Section 15 of the 33 Act or Section 20(a) of the 34 Act, as amended, against any and all loss, liability, claim, damage, and expense whatsoever (which shall include, for all purposes of this Section 4.02, but not be limited to, attorneys’ fees and any and all expense whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation) as and when incurred arising out of, based upon, or in connection with; i) any untrue statement or alleged untrue statement of a material fact contained in an Application or any filing with the SEC, State regulatory body, FINRA or National Exchange, or any filing executed by or on behalf of the Company or based upon written Information furnished by or on behalf of the Company filed in any jurisdiction in order to register or qualify its Securities under the “blue sky” or securities laws thereof or in order to secure an exemption from such registration or qualification or filed with the SEC or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and ii) any breach of any representation, warranty, covenant, or agreement of the Company contained in this Agreement. The foregoing agreement to indemnify shall be in addition to any liability the Company may otherwise have, including liabilities arising under this Agreement.

(b)	If any action is brought against Consultant or any of its officers, directors, partners, employees, agent, or counsel, or any controlling persons of Consultant (an “Indemnified Party”), in respect of which indemnity may be sought against the Company pursuant to Section 4.02(a) herein, such Indemnified party shall promptly notify the Company (the “Indemnifying party”) in writing of the institution of such action (but the failure so to notify shall not relieve the Indemnifying Party from any liability it may have other than pursuant to this Section 4.03) and the Indemnifying Party shall promptly assume the defense of such action, including the employment of counsel (reasonably satisfactory to such Indemnified Party) and payment of expenses. Such Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expense of such counsel shall be at the expense of such Indemnified Party unless the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or the Indemnifying Party shall not have promptly employed counsel satisfactory to such indemnified Party to have charge of the defense of such action or such Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other Indemnified Parties which are different from or additional to those available to one or more of the Indemnifying Parties, in any of which events such fees and expenses of one such counsel shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnifying Party. Anything in this paragraph to the contrary notwithstanding, the Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent. The Company agrees promptly to notify Consultant of the commencement of any litigation or proceedings against the Company or any of its officers or directors.

(c)

To provide for just and equitable contribution, if; i) an Indemnified Party makes a claim for indemnification pursuant to Sections 4.02(a) or 4.02(b) herein, but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though this Agreement expressly provides for indemnification in such case; or ii) any Indemnified or Indemnifying party seeks contribution under the 33 Act, the 34 Act, or otherwise, then the Company (including for this purpose any contribution made by or on behalf of any officer, director, employee, agent, or counsel of the Company, or any controlling person of the Company), on the one hand, and Consultant (including for this purpose any contribution by or on behalf of an

Indemnified Party), on the other hand, shall contribute to the losses, liabilities, claims, damages, and expenses to which any of them may be subject, in such proportions as are appropriate to reflect the relative benefits received by the Company, on the one hand, and Consultant, on the other hand; provided, however, that if applicable law does not permit such allocation, then other relevant equitable considerations such as the relative fault of the Company and Consultant in connection with the facts which resulted in such losses, liabilities, claims, damages, and expenses shall also be considered. The relative fault, in the case of an untrue statement, alleged untrue statement, omission, or alleged omission, shall be determined by, among other things, whether such statement, alleged statement, omission, or alleged omission relates to information supplied by the Company or by Consultant, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, alleged statement, omission, or alleged omission. The Company acknowledges and agrees that; i) the work product of Consultant must be reviewed by Company, and the Company’s legal counsel and public auditors prior to use; and ii) it is the sole responsibility of Company to review and correct all statements, alleged statements, omissions, or alleged omissions which may be contained in any work product of Consultant irrespective of the source. The Company and Consultant agree that it would be unjust and inequitable if the respective obligations of the Company and Consultant for contribution were determined by pro rata or per capita allocation of the aggregate losses, liabilities, claims, damages, and expenses or by any other method of allocation that does not reflect the equitable considerations referred to in this Section 4.02(c). In no case shall Consultant be responsible for a portion of the contribution obligation in excess of Five Thousand dollars ($5,000). No person guilty of a fraudulent misrepresentation shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 4.02(c), each person, if any, who controls the Consultant within the meaning of Section 15 of the 33 Act or Section 20(a) of the 34 Act and each officer, director, partners, employee, agent, and counsel of Consultant, shall have the same rights to contribution as Consultant, and each person, if any, who controls the Company within the meaning of Section 15 of the 33 Act or Section 20(a) of the 34 Act and each officer, director, employee, agent, and counsel of the Company, shall have the same rights to contribution as the Company, subject in each case to the provisions of this Section 4.02(c). Anything in this Section 4.02(c) to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 4.02(c) is intended to supersede any right to contribution under the 33 Act, the 34 Act, or otherwise.

4.3	Change of Control.

The Company agrees to cause any other corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, or other entity of any kind (a “Person”) to: (i) become bound by the terms of this Agreement and any and all other agreements by and between EX and Smith and EX and SCI (jointly and severally, the “Smith Agreements”); and (ii) to assume the Company’s obligations under the Smith Agreements; and (iii) to agree to perform the Company’s obligations under the Smith Agreements in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a “Change of Control”, as that term is hereinafter defined.

For purposes of this Agreement Change of Control shall be defined as: (i) the event of any acquisition after the date hereof of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 51% of the voting securities of the Company (other than by means of conversion or exercise of the Company’s Series A Preferred Stock); or (ii) the Company’s merger into or consolidation with any Person, or any Person’s merger into or consolidation with the Company after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 51% of the aggregate voting power of the Company, or (iii) the Company’s sale or transfer of all or substantially all of its assets to another Person, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iii) above.

4.4	Directors and Officers Insurance.

During the term of this Agreement and any Extension thereof EX shall maintain Directors and Officers insurance coverage in an amount of not less than One Million dollars ($1,000,000) with Smith as a named insured under the policy. Smith shall have no obligation to contribute any amounts in excess of those provided for in Section 4.02 herein to any deductable amounts due under the policy and if so required EX shall pay any deductable amounts attributable to Smith, in excess of those provided for in Section 4.02 herein, on Smith’s behalf.

Article V. MUTUAL COVENANTS OF CONSULTANT AND COMPANY

5.1	Provisions which Operate Following Termination.

Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 1.03, 1.04, 2.02, 3.03, 4.02, 4.03, 5.02, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.08 herein and this Section 5.01 and any other provisions of this Agreement necessary to give efficacy thereto will continue in full force and effect following such termination.

5.2	Confidentiality and Non-Disclosure.

(a)

For purposes of this Agreement, “Confidential Information” means any information, technical data, or know-how, including, but not limited to, research, development, products, services, customer information, inventions, processes, concepts, designs, drawings, diagrams, presentations, proposals, hardware, software, finances, engineering, or marketing plans which is disclosed either directly or indirectly in writing, orally, or in any other form or from inspection of written materials. Confidential Information does not include information, technical data, or know-how which; i) is in a parties possession at the time of disclosure as shown by the party’s’ files and records immediately prior to the time of disclosure; or ii) before or after it has been disclosed to a party, it is part of the public knowledge or literature, not as a result of any action or inaction of a party; or iii) is approved for release by written authorization of a party, “Material Non-Public Information” means any information about Company, or about the activities of Company or the market for Company securities, that has not been generally disclosed to the marketplace, the dissemination of which is reasonably certain to have a substantial impact on the marketplace for Company securities, or that is substantially likely to be considered important by reasonable investors in determining whether to trade in such securities.

(b)	The Company and Consultant agree not to use Confidential Information, and Consultant agrees not to use Company Material Non-Public Information, for its own use or for any purpose except to carry out their mutual business. Each party shall require its employees to whom such Confidential Information or Material Non-Public Information is disclosed to sign a Non-Disclosure Agreement in content substantially similar to this Agreement and shall notify the other party, in writing, of the names of such persons signing such agreement promptly after the agreements are signed. The parties agree that they shall protect the confidentiality of and avoid disclosure or use of the Confidential Information or Material Non-Public Information except as permitted in writing by the other party. The parties will advise each other, in writing, of any misappropriation or misuse by any person of such Confidential Information or Material Non-Public Information.

(c)	The parties hereby acknowledges that all Confidential Information shall be owned solely by the party to whom it belongs and that the unauthorized disclosure or use of such Confidential Information could cause irreparable harm and significant injury the ex-tent of which may be difficult to ascertain. Accordingly each party agrees that the other party shall have the right to seek an immediate injunction enjoining any breach of this Agreement. The parties recognize and agree that nothing contained in this Agreement shall be construed as granting any rights, by license or otherwise, to any Confidential Information disclosed pursuant to this Agreement or to rights under copyrights, trademarks, trade names, or service marks.

Article VI. MISCELLANEOUS

6.1	Sections and Headings.

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement.

6.2	Benefit of Agreement.

This Agreement will ensure to the benefit of and be binding upon the successors and permitted assigns of Company and Consultant respectively and upon their successors, assigns, heirs, executors, administrators and legal representatives. Consultant may not assign the whole or any part of his rights hereunder without the prior written consent of Company.

6.3	Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereto and cancels and supersedes any prior understandings and agreements between the parties. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

6.4	Amendments and Waivers.

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

6.5	Severability.

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereto and the remaining part of such provision and all other provisions hereto will continue in full force and effect.

6.6	Legal Fees and Costs.

Section 4.02 herein notwithstanding, in the event of any litigation arising from or related to this Agreement, the prevailing party will be entitled to recovery of all reasonable costs incurred, including staff time, court costs, attorney’s fees, expert’s fees and other related expenses.

6.7	Notices.

Any demand, notice or other communication (a “Notice”) to be given in connection with this Agreement will be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

i)	To SCI:

Securities Compliance Inc.

Mark Smith, Chief Executive Officer

439 W. Plumb Lane

Reno, NV 89509

Fax: 415446-4124

ii)	To Smith:

439 W. Plumb Lane

Reno, NV 89509

Fax: 415446-4124

iii)	To EntertainmentXpress, Inc.:

700 Larkspur Landing Circle, Suite 199

Larkspur, Ca 94939

Fax: 415-

or such other address or individual as may be designated by notice by either party to the other. Any Notice given by personal delivery will be deemed to have been given on the day of actual delivery thereto and, if made or given by registered mail, on the fifth day following the deposit thereto in the mail.

6.8	Governing Law.

This Agreement will be governed by the laws of the State of California. The Company and Consultant agree that except with respect to actions brought by third parties, they irrevocably submit to the jurisdiction of any court of the State of California for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company. Each of the Company (and, to the ex-tent permitted by law, on behalf of the Company’s equity holders and creditors) and Consultant hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement.

6.9	Counterparts.

This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such facsimile or counterpart so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date as set out on the first page of this Agreement.

IN WITNESS WHERETO the parties hereto have executed this Agreement as of the day and year first above written.

SECURITIES COMPLIANCE INC.	ENTERTAINMENTXPRESS, INC.

/s/ Mark Smith	/s/ Garrett Cecchini
Mark Smith	Garrett Cecchini
Chief Executive Officer	Chief Executive Officer

Smith

/s/ Mark Smith
Mark Smith